Exhibit 10.6

[TRANSLATION FROM HEBREW]

State of Israel

Energy Ministry

Oil & Gas

23 Adar 1 5769

28 February, 9

Oil_321_2019

To:

Mr. Dustin Guinn

Zion Oil & Gas Inc.

Greetings,

Re: License Extension to license “Megiddo-Jezreel” / 401 and Revision to work plan

Reference: Your letter of the 24th and 26th of February 2019

In response to your referenced request I hereby approve an extension to the “Megiddo-Jezreel” license / 401.up to December 2, 2020.This extension is up to the maximum license period by law, and there will be no further extensions.

I note that at the end of the license period the license shall expire and confidentiality shall not apply to information relating to the license pursuant to the Petroleum Law.

In addition, I also approve the updated work plan as follows:

Number	Activity description	Execution by:
1	Submission of seismic survey plan to the Commissioner and execution of an agreement with a contractor to perform	30 April 2019
2	Commence 3D seismic survey in an area of approximately 50 square kilometers	1 August 2019
3	Transfer of field material configuration and processed material to the Ministry pursuant to Ministry guidelines	15 December 2019
4	Submit interpretation report	20 February 2020

Please note that you are required to comply with all the provisions of the Petroleum Law, 5712-1952, and the regulations thereunder, including submission of all the reports detailed in the Petroleum Law and in the Regulations.

Sincerely,

Yossi Wurtzburger

Petroleum Commissioner

Copy: Oil Unit